EXHIBIT 99.2

VASCO Data Security International, Inc.

Earnings Conference Call

April 24, 2008

Comments by Ken Hunt:

Good morning everyone. For those listening in from Europe, good afternoon, and from Asia, good evening.

My name is Ken Hunt, and I am the Chairman, Founder & CEO of VASCO Data Security International, Inc. On the call with me today are Jan Valcke, our President & Chief Operating Officer, and Cliff Bown our EVP and Chief Financial Officer.

Before we begin the conference call, I need to brief all of you on “Forward Looking Statements.”

Forward Looking Statements

STATEMENTS MADE IN THIS CONFERENCE CALL THAT RELATE TO FUTURE PLANS, EVENTS OR PERFORMANCES ARE FORWARD-LOOKING STATEMENTS. ANY STATEMENT CONTAINING WORDS SUCH AS “BELIEVES,” “ANTICIPATES,” “PLANS,” “EXPECTS,” AND SIMILAR WORDS, IS FORWARD-LOOKING, AND THESE STATEMENTS INVOLVE RISKS AND UNCERTAINTIES AND ARE BASED ON CURRENT EXPECTATIONS. CONSEQUENTLY, ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED IN THESE FORWARD-LOOKING STATEMENTS. I DIRECT YOUR ATTENTION TO THE COMPANY’S FILINGS WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION FOR A DISCUSSION OF SUCH RISKS AND UNCERTAINTIES IN THIS REGARD.

General Comments – Ken Hunt

Today, we are going to review the results for the 1st quarter of 2008. As always, we will host a question and answer session after the conclusion of management’s prepared remarks. If possible, I would like to budget one hour total for this conference call. If you can limit your questions to one or two, it would be appreciated.

First, I would like to address revenue for 1st quarter of 2008. In general, we were not satisfied with our first quarter results. However, our order backlog and our forecasted business for the rest of the year are very strong, and we believe that 2008 will be another year of significant growth. Revenues for Q1 were $28.9 million, an increase of 10% over 1st quarter 2007. It was our 21st consecutive positive quarter in terms of operating income and cash flow. Our gross profit for the quarter was 69.3% of revenue and our operating income was 20.2% of revenue.

New accounts sold continued at a very high level. During the quarter, we sold an additional 591 new accounts, including 71 new banks, and 520 new enterprise security customers. This compares to the first quarter a year ago in which we sold 619 new accounts, including 94 banks and 525 enterprise security customers. We now have approximately 7,100 customers, including almost 1,100 banks and 6,000 enterprise security customers, in more than 100 countries around the world. In addition to banking, our enterprise security companies include corporations, federal, state and local governments and a variety of Internet B to B and B to C companies. As VASCO grows, I believe this metric becomes less of an indicator of the health of our business. A large portion of our revenues come from existing customers ordering additional products from VASCO.

Operational highlights for Q1 08 included the following:

•	We announced that leading banks such as Mizuho Bank of Japan, Arab Bank of the United Emirates and Sweden’s Swedbank had selected VASCO’s products for retail banking

•	We announced the launch of Identikey 3.0 and Digipass 110

•	VASCO’s security competence center launched its e-banking security consultancy business

•	We announced that Audema would represent VASCO’s products in the Spanish enterprise security market

•	VASCO won the prestigious European Seal of e-Excellence

I would also like to emphasize the importance of new products that we announced in the first Quarter of 2008, such as the Digipass 110, to VASCO’s future growth. Digipass 110 combines the functionality of VASCO’s Digipass for Web software product with the portability of a hardware Digipass. Digipass 110 is a “zero-footprint” solution with a wide variety of functionalities, including one-time password and e-signature, and is a clear example of the out-of-the-box creative thinking by VASCO’s R&D department. It is a very small and convenient form factor that folds up like a small pocket knife. We expect that Digipass 110 – and Digipass for Web – will mean a competitive advantage for VASCO in the large-volume e-commerce sector.

Ladies and gentlemen, we believe the company has significant business opportunities in 2008, despite the realities of a challenging global economic climate. Therefore, later in this call, I will be reaffirming the full-year guidance for 2008 that I gave in our Earnings Conference Call on February 21st.

VASCO has a clear view of its future business prospects. The company has a market plan and strategy for each country in which it does business. We also have our purchase order backlog that we track regularly. This enables us to early detect changes in the business climate.

Currently, we don’t see a reason to change our outlook for the full year 2008. We believe that business momentum is good and that business opportunities are available globally. Nevertheless, we will not hesitate to modify our strategy if changes occur to the international business climate or our order flow.

Shareholder value is, and will be, a main focus for VASCO.

Introduce Jan Valcke:

At this time I would like to introduce Jan Valcke, VASCO’s President and Chief Operating Officer.

Thank you, Ken.

Ladies and gentlemen,

First, I would like to address the first quarter of 2008. As Ken already mentioned, we are not happy with the results of Q1. But, as we have commented before, we do not believe that we have lost any business due to the sub-prime mortgage loan crisis. Actually, we expect it to help our business. However, we did sense a general slowdown in the approval process within our banking customers that affected our Q1 results.

As noted in our February conference call, we expect 2008 to be a period of investment in VASCO’s infrastructure. Given our accelerated growth in the past several years, we need to invest in our people and systems to support our future growth. A key part of that investment is new staff and we are pursuing an aggressive hiring plan for 2008.

VASCO’s strategic plans for its sustained long-term growth are gaining momentum. VASCO is reinforcing its leadership position with regards to people, products and markets. In the product field, Q1 saw a continued increase in the number of solutions offered to the market.

On the server side, VASCO added Identikey and the aXs GUARD Authentication Appliance to our VACMAN offerings. We believe that our server offerings are well suited to address most company’s authentication needs, regardless their size or industry focus. We are seeing the first positive results of this approach. Indeed, we have already sold the first Identikey licenses. In the future, we intend to sell our Identikey via the channel. Therefore, we are training the first generation of Identikey Certified Resellers.

We enhanced our client authentication product family by adding Digipass 110, a unique combination of hard- and software authentication. We strengthened our services, by launching e-banking security consultancy services, an initiative of VASCO’s Security Competence Center.

With regards to the geographic markets, we can state that the reputation of VASCO in Internet security is growing worldwide. In addition to our traditional banking market, we are seeing encouraging signs in the e-commerce and e-gaming sector. VASCO’s Enterprise Security business is also benefiting from our strong product brand name “Digipass” and our corporate brand, “VASCO.” As you know, it is part of our strategy to tackle the Enterprise Security market once we have earned a strong position in a country’s banking environment. These strong brand names help our resellers to be successful with small and medium enterprises in the same markets where VASCO has been successful with its banking customers.

Recently, we started pilots to reach new markets with our existing products. In a couple of countries, such as Belgium and the UK, we are building a direct and indirect sales channel to sell our products to end users. This “Digipass for retail” campaign brings “banking level security” such as the connected Digipass 905 smart card reader, to web shops and IT-stores. We believe that this approach can be an additional source of revenue for VASCO.

VASCO’s people are the company’s number one asset. Training programs are bringing our existing staff to a higher level, whereas targeted recruitment actions are adding welcome reinforcements to our ranks. We will keep opening new offices and strengthening existing VASCO-offices.

As you know, there are three steps connected with VASCO’s evolution in a market.

First, we get a foothold in the local banking market

Secondly, we hire people to reinforce our position in the banking market.

Thirdly, we open an office and add people who concentrate on other verticals.

This strategy has served our company well. We will continue to grow our business based on these and other time-tested and successful strategies.

Back to you Ken

Introduce Cliff Bown: At this time I would like to introduce you to Cliff Bown, VASCO’s Chief Financial Officer.

Thank you Ken and welcome to everyone on the call.

As noted earlier by Ken, revenues for the first quarter of 2008 were $28.9 million, an increase of $2.5 million or 10% over the first quarter of 2007. The increase in revenue for the first quarter reflected a 3% increase from the Banking market and a 48% increase from the Enterprise Security markets.

The comparison of revenues in Q1 2008 to Q1 2007 was positively impacted by the weaker U.S. dollar in 2008. We estimate that revenues were $2.0 million, or 7% higher, than they would have been had the exchange rates in the first quarter of 2008 been the same as in the first quarter of 2007.

The distribution of our revenue in the first quarter of 2008 between our two primary markets was approximately 80% from the Banking and 20% from the Enterprise Security. In the first quarter of 2007, approximately 85% came from the Banking and 15% came from Enterprise Security.

The geographic distribution of our revenue in the first quarter of 2008 was approximately 67% from Europe, 8% from the U.S., 11% from Asia and the remaining 14% from other countries. For the first quarter of 2007, 61% of the revenue was from Europe, 9% was from the U.S., 11% from Asia and 19% was from other countries.

Gross profit as a percentage of revenue for the first quarter 2008 was approximately 69% and compares to 66% for first quarter of 2007. The increase in gross profit as a percentage of revenue reflects the positive impact of currency, an increase in non-hardware revenue as a percentage of total revenue and a change in mix of our revenues, with a higher percentage of the revenues coming from the Enterprise Security market than from the Banking market. Our non-hardware revenues increased from 15% of revenue in Q1 2007 to 20% of revenue in Q1 2008. As mentioned earlier, revenue from our Enterprise Security market, which generally has margins that are 25 to 30 percentage points higher than the Banking Market, was 20% of our total revenue in Q1 2008 compared to 15% in Q1 2007.

Operating expenses for the first quarter of 2008 were $14.2 million, an increase of $3.5 million or 33% from the first quarter of 2007. Operating expenses for the first quarter of 2008 included $670,000 related to stock-based incentive plans in the first quarter of 2008 compared to $440,000 in the first quarter of 2007.

The comparison of operating expenses in Q1 2008 to Q1 2007 was also negatively impacted by the weaker U.S. dollar in 2008. We estimate that expenses were $1.2 million, or 9% higher, than they would have been had the exchange rates in the first quarter of 2008 been the same as in the first quarter of 2007.

Operating expenses increased by $1.6 million, or 26% in sales and marketing, $0.8 million or 40% in research and development, and $1.1 million or 48% in general and administrative when compared to the first quarter in 2007. The majority of the increase in the sales and marketing area were related to the Company’s increased investment in sales staff, including costs related to the opening of sales offices in Brazil and Japan. The increase in research and development was primarily attributable to increased compensation expenses. The increase in the general and administrative expenses primarily reflected increased compensation costs and higher professional fees, both in large part related to the set up of the headquarters operation in Switzerland.

Operating income for the first quarter of 2008 was $5.8 million, a decrease of $1.0 million, or 15%, from the first quarter of 2007.

Operating income as a percent of revenue, or operating margin, was 20.2% for the first quarter of 2008 and is 5.8 percentage points lower the first quarter of 2007. The decrease in operating margin was expected and is attributable to increased investment in the infrastructure needed to support the expected future growth of the company.

The Company reported income tax expense of $1.5 million for the first quarter of 2008 compared to $1.9 million for the first quarter in 2007. The effective tax rate was 23% for the first quarter of 2008 and compares to 28% as reported for the first quarter of 2007. The effective rates for both periods reflect our estimate of our full-year tax rate at the end of each respective period. The reduction in the tax rate is primarily attributable to the benefits expected from our new structure related to the company’s ownership of its intellectual property.

Earnings before interest, taxes, depreciation, and amortization (EBITDA or operating cash flow if you will) was $6.9 million for the first quarter of 2008 and is 9% lower than the $7.6 million reported for the first quarter of 2007.

The makeup of our workforce as of March 31, 2008 was 248 people worldwide with approximately 143 in sales, marketing and customer support, 71 in research and development and 34 in general and administrative. The average headcount for the first quarter of 2008 was 52 persons or 27% higher than the average headcount for the first quarter of 2007.

The strength of our operating cash flow is also reflected in our balance sheet. Our net cash balance and working capital balance both increased from December 31, 2007. During the first quarter of 2008, our cash balance increased by $9.0 million, or 23%, to $47.8 million from $38.8 million at December 31, 2007. Our working capital increased $6.5 million, or 13%, to $59.0 million from $52.4 million at December 31, 2007. We had no debt outstanding at either March 31, 2008 or December 31, 2007.

Finally, our Days Sales Outstanding in accounts receivable decreased from 76 days at December 31, 2007 to 67 days at March 31, 2008. The decrease in DSO was primarily related to the timing of when sales were made in the quarter.

I would now like to turn the meeting back to Ken.

Ken Hunt:

At this time, I am reaffirming the guidance that I gave in our 2007 conference call held on February 21st. As in the past, we only comment on annual numbers, not quarterly numbers.

•	First, we expect our full-year 2008 revenue to grow from 25% to 35% over full-year 2007.

•	Second, we believe that full-year 2008 gross margins will be in the range of 60% to 68% of revenue.

•	Finally, we believe that full-year 2008 operating income will be in the range of 20% to 25% of revenue.

This guidance reflects the Company’s strategy to continue its aggressive growth by investing in its people and the infrastructure necessary for long-term profitability. It also reflects our evolution to a more software-centric company with a focus on recurring revenues and, in some cases, the recording of deferred revenue over multiple years.

Ladies and gentlemen, thank you for your attendance today. I look forward to your participation in our next Earnings Conference Call for Q2, 2008. As always, you can rely on VASCO’s people to do their very best!

Q&A Session:

This concludes our presentations today and we will now open the call for questions. As I mentioned earlier, as a courtesy to others on the call, I would appreciate it if you would limit your questions to an initial question plus a follow-up.

QUESTION AND ANSWER

Operator

Your first question is coming from Jonathan Ruykhaver. Please go ahead.

Jonathan Ruykhaver —ThinkEquity Partners—Analyst

Good morning. Ken?

Ken Hunt—VASCO Data Security International, Inc—Chairman, Founder, CEO

Yeah. Hi, Jonathan.

Jonathan Ruykhaver—ThinkEquity Partners—Analyst

Hi. You mentioned that you plan to continue to invest pretty aggressively in infrastructure, but that you’re still comfortable with operating margins between 20% and 25% for the full year. I guess my question is sequentially for the current quarter, could we see operating margins below 20% due to this infrastructure spending? Or will you be able to maintain up margins on a quarterly basis above 20%?

Cliff Bown—VASCO Data Security International, Inc—EVP, CFO

Jonathan, this is Cliff, and I think there will be occasions where you could see it drop below 20%. Certainly as we talked before, we have some seasonality in the business and with that seasonality we have some variability in our sales, but our operating expenses should continue to increase sequentially. So, there could be quarters where in fact the operating margin drops below the 20% level.

Jonathan Ruykhaver—ThinkEquity Partners—Analyst

Okay. Good. And then just second question. Can you comment on sales activity for Digipass for Web and specifically I’m wondering do customers view that software based solution as an alternative to the Digipass Go 3 for retail banking applications? Or is it a different application, maybe e-commerce?

Ken Hunt—VASCO Data Security International, Inc—Chairman, Founder, CEO

Yeah. We’ve pointed out in the past that as we have sold into our banking customer base that a large percentage of the retail customers are not getting a hardware Digipass. So a couple of years ago we decided that we needed to focus on more software alternatives, and that’s the way we look at it. It’s not software that replaces a Digipass, it’s software and pricing that enables us to go after business that two or three ago we just couldn’t get to. So, Digipass for Web and also the Digipass 110, they fit very nicely into our strategy of providing a wide base — a full option — of products to our customers. Jan, do you have anything more you’d like to say?

Jan Valcke—VASCO Data Security International, Inc—President, COO

Yes. I would like to add that what Ken is mentioning here is that there’s a strategy toward banks and of course we have the (inaudible) also that products — that suite of products for the non-banking market, mainly for the business to business applications.

Jonathan Ruykhaver—ThinkEquity Partners—Analyst

Like is Digipass for Web, is that 10% or so of Digipass shipments at this point?

Jan Valcke—VASCO Data Security International, Inc—President, COO

Well, generally we don’t comment —

Jonathan Ruykhaver—ThinkEquity Partners—Analyst

I’m just trying to get a sense for how material it is. I know it’s been growing pretty rapidly.

Jan Valcke —VASCO Data Security International, Inc—President, COO

I think what Cliff mentioned is that it’s also first (inaudible) software series.

Jonathan Ruykhaver —ThinkEquity Partners—Analyst

Right.

Ken Hunt—VASCO Data Security International, Inc—Chairman, Founder, CEO

Jonathan, we really don’t break it down product-by-product.

Jonathan Ruykhaver—ThinkEquity Partners—Analyst

Okay.

Ken Hunt—VASCO Data Security International, Inc—Chairman, Founder, CEO

It would be one of the components in our non-hardware revenue percentage.

Jonathan Ruykhaver—ThinkEquity Partners—Analyst

Okay. Great guys. Thanks.

Ken Hunt—VASCO Data Security International, Inc—Chairman, Founder, CEO

Thank you.

Operator

Thank you. Your next question is coming from Daniel Ives. Please go ahead.

Daniel Ives—Friedman, Billings, Ramsey Group, Inc—Analyst

Hey guys. I guess the first question is in regards to guidance, I mean Ken, what are you seeing that we’re not? I mean it’s been three quarters in a row, right, that have been disappointing relative to street. You reiterate the year guidance. I mean why should investors have confidence in that — your number and it’s not just going to continue to play out like it has?

Ken Hunt—VASCO Data Security International, Inc—Chairman, Founder, CEO

Well, we know things you don’t know. I guess that’s one way of saying it. We do have our backlog that we can always take a look at over the next 12 months. That’s firm purchase orders for scheduled shipments. We have that, we have a forecasting system that is weighted based upon the confidence level of different transactions. We’ve seen that. So, it’s really those two things that we look at and make judgments about.

A safe way of judging whether we know what we’re talking about is to stay on the sidelines until after the second quarter. We’ve been running this business for a while. We came back and turned the business around a little over five years ago. I think we’re doing a good job overall when we say we’re disappointed with the first quarter. I think that’s a relative statement. We’re disappointed in the first quarter based upon some pretty lofty aggressive goals.

Daniel Ives—Friedman, Billings, Ramsey Group, Inc—Analyst

I mean do you feel any less confident about hitting the year number today than you did three months ago?

Ken Hunt—VASCO Data Security International, Inc—Chairman, Founder, CEO

No.

Daniel Ives—Friedman, Billings, Ramsey Group, Inc—Analyst

Just by what happened in 1Q?

Ken Hunt —VASCO Data Security International, Inc—Chairman, Founder, CEO

Well, by what happened in 1Q, that — the results are what they are and as I said, we have the comfort of looking at our firm PO backlog and our forecast to help us judge what the rest of the year’s going to look like.

Daniel Ives—Friedman, Billings, Ramsey Group, Inc—Analyst

I mean I guess just as a follow-up, I mean I know you only give in year number, but I mean when you look at the [ramp] sequentially, can you give some comment on that in regards to hitting that 25% number just to have comfort level? I mean is there just going to be some ridiculous ramp in second half? I mean can you just talk to that? Because the model, I mean the 25% growth, I mean it has to be a really backend loaded year to hit that.

Cliff Bown—VASCO Data Security International, Inc—EVP, CFO

Well, Daniel, this is Cliff. We don’t give quarterly guidance, so we would very much limit our comments on any given quarter. But given the order flow that Ken referred to and given our comments at the conference call in February and this conference call, or at least in the press release, we do expect the growth rate to accelerate in the second half. Every analyst will have to do its own computation as to what that ramp looks like or how steep the curve is, but right now as Ken stated, we’re comfortable with the full year guidance. That we can hit that 25% to 35% revenue growth over ‘07.

Daniel Ives—Friedman, Billings, Ramsey Group, Inc—Analyst

Okay. Thanks.

Ken Hunt—VASCO Data Security International, Inc—Chairman, Founder, CEO

Thank you, Daniel.

Operator

Thank you. Your next question is coming from Robert Breza. Please go ahead.

Robert Breza—RBC Capital Markets / Dain Rauscher—Analyst

Good morning. Maybe as a follow-up to Daniel’s comments, as you look at the year playing out and expecting an acceleration in the back half of the year, at least an acceleration from Q1 on up, what — what’s going to cause that? Is it new products? Is it the shift to more enterprise, away from banking? A shift towards more — I would think a shift towards more software actually hurts you in terms of accelerating growth just because it goes to deferred revenue versus being recognized in the period. Can you just talk about what’s—what you’re seeing in your pipeline? I mean in terms of shift, given this—and I think your acknowledgement of a tougher banking environment?

Cliff Bown—VASCO Data Security International, Inc—EVP, CFO

Let me take a shot at that, Rob, because I do a fair amount of the underlying data for the forecast that Ken looks at. What we actually see is a combination of things. First, the backlog that we have, as Ken mentioned, is strong. What we also mention in terms of the first quarter is that we saw a slow down in the sales order process. But that slow down affects the current quarter, but it gives us a stronger view of the subsequent quarters. So—and I’m not articulating this very well, but we had a strong order flow, but because of the slow down in the order process, it didn’t happen in Q1, but it is stronger for Q2, 3, and 4 than we’ve seen in previous periods. So while there was a slowdown, it did affect Q1, we think it gives us good visibility in the second half. So it’s not necessarily a change in any of the fundamentals of the business as VASCO operates it, it’s more the visibility of what we see in terms of the order flow that the pipeline—the forecast Jan and his sales team have on their numbers.

I would also point out in terms of your question, you commented that the non-hardware portion would be amortized over time. That’s not necessarily the case. If it’s the sale of software, depending upon the structure of the contracts, and how it’s bundled with the rest of our products, it may or may not get deferred. The accounting standards are very precise in terms of whether or not we can demonstrate that we have specific evidence—specific objective evidence of the value of the undelivered items. If we do, only that portion of the—only the undelivered elements are deferred. All of the rest of the transaction can be taken in the current period. So, don’t get hung up too much on the fact that a higher percentage of our revenue is non-hardware. That should help support higher margins, but it doesn’t necessarily directly mean that deferred revenue is going to grow.

Robert Breza—RBC Capital Markets / Dain Rauscher—Analyst

And maybe Cliff, you could talk about—or Ken, or Jan for that matter—you know you talked about back on your Q4 conference call February that some deals slipped. Is it—you talked about the slowdown in process this quarter, so I would assume that indirectly means that some deal slipped that you thought would close. Can you maybe quantify what you saw in Q1 here relative to what that slowdown in process impacted your business this quarter?

Ken Hunt—VASCO Data Security International, Inc—Chairman, Founder, CEO

Well, what we’ve seen is longer approval cycles and there’s a phenomenon that has—I’m not sure why it’s there, but in the past with some of our bank customers, our order process was simply a purchase order from the customer and us manufacturing and shipping to that customer. What we’ve seen over the last several months, so maybe even stretching back into last year, is a lot of the customers are now requesting or requiring an actual agreement, or terms and conditions contract. And I think that has slowed down the process. It has been instrumental in some of the slowdown that we’ve seen in the process. Jan, do you have—?

Robert Breza—RBC Capital Markets / Dain Rauscher—Analyst

I guess as a follow-up, is there a way to quantify what that impacted the results?

Cliff Bown—VASCO Data Security International, Inc—EVP, CFO

No, I don’t think we’re going to try to explain that publicly, Rob. What we’re looking to do is really explain what happened within the quarter and then provide the annual guidance as to where we think that the full year comes out. Each analyst will have to make their own judgment on whether they agree that we can do what we say we’re planning to do or not, and as Ken mentioned before, if our view of the market changes as we go through the year, as we have in the past, we’ll explain that to the market on subsequent conference calls.

Robert Breza—RBC Capital Markets / Dain Rauscher—Analyst

Okay.

Operator

Thank you. Your next question is coming from David Keats. Please go ahead.

David Keats Analyst

Good morning, gentlemen.

Ken Hunt—VASCO Data Security International, Inc—Chairman, Founder, CEO

Hi, David.

David Keats Analyst

From what you said about the exchange rates, it sounds as if this is the only reason you’re not needed to downwardly adjust your ‘08 forecast. Is that a true statement?

Cliff Bown—VASCO Data Security International, Inc—EVP, CFO

Well, the exchange rates certainly have had a positive impact on the revenue and they’ve had a negative impact on the operating expenses, so net net we’ve had some marginal gains from currency. But that doesn’t necessarily mean that we would adjust down the targets. We have to give guidance based on the facts that exist in the marketplace at the time we’re giving that guidance.

David Keats Analyst

True. And of course from when you made your forecast three months ago, the exchange rates certainly have—the dollar certainly has depreciated considerably, so that would have a positive effect on your revenues for the entire year, correct?

Cliff Bown—VASCO Data Security International, Inc—EVP, CFO

It does. Yes. At the end of the year, the dollar—it took about $1.47, $1.48 U.S. dollars to buy a Euro. Today it takes closer to $1.58, so certainly that is a factor.

David Keats Analyst

Okay. What happened to the three large transactions that were missed in Q4?

Ken Hunt—VASCO Data Security International, Inc—Chairman, Founder, CEO

They, as we announced, they moved in to 2008. Some were shipped in the first quarter and the rest will be shipped later in the year.

David Keats Analyst

Okay. So there was some affect in Q1 then.

Ken Hunt—VASCO Data Security International, Inc—Chairman, Founder, CEO

Yes.

David Keats Analyst

And can you quantify how much was?

Ken Hunt—VASCO Data Security International, Inc—Chairman, Founder, CEO

I cannot.

David Keats Analyst

Okay. Thank you, gentlemen.

Ken Hunt—VASCO Data Security International, Inc—Chairman, Founder, CEO

Thank you.

Cliff Bown—VASCO Data Security International, Inc—EVP, CFO

Thanks, David.

Operator

Thank you. Your next question is coming from Rob Owens. Please go ahead.

Rob Owens—Pacific Crest—Analyst

Yeah, good morning guys.

Ken Hunt—VASCO Data Security International, Inc—Chairman, Founder, CEO

Hi, Rob.

Rob Owens—Pacific Crest—Analyst

So, in order to hit this guidance for the year, do you need to see the approval process then normalize? Because you’re talked about the slowdown. I guess if I go back to the last call, you told us that backlog was no longer a reliable predictor and you saw some slippage there. Now you’re telling us that there’s a slowdown in the approval process, so does a lot of this have to normalize to see that reacceleration? I guess I’m a little confused.

Cliff Bown—VASCO Data Security International, Inc—EVP, CFO

I think the answer to that is I’m not sure what normalized means. The—

Rob Owens—Pacific Crest—Analyst

Well, if it continues to slip, I mean the last question was effectively if you back out the currency benefit, you showed almost no growth in Q1 and now you’re expecting that to massively accelerate. So, I’m just trying to get some comfort around your comment, “we see other things than you guys do.”

Cliff Bown—VASCO Data Security International, Inc—EVP, CFO

Yeah. The information that we’re providing and the forecast that we’re foreseeing is based on the environment as we see it today. I’m not sure if the word normalize is the term that I would use. If the economies around the world go into recession — an accelerated recession — the order process could slow down further, in some cases it could stop. And those would obviously have a detrimental affect on our full year outlook. But our forecast right now is based on the order process as it exists now and if that order process continues to operate as it does today, we believe that we can achieve the 25% to 35% growth. If it deteriorates — if the impacts of the recession become more pronounced, certainly we’ll have more difficulty hitting those revenue targets.

Rob Owens—Pacific Crest—Analyst

Okay. Great. Thanks.

Ken Hunt—VASCO Data Security International, Inc—Chairman, Founder, CEO

Okay, Rob.

Jan Valcke—VASCO Data Security International, Inc—President, COO

Might—maybe I could add something to this slowdown process. It is true what Ken is saying that we have more negotiations than ever before, starting with banks to have the contract than before. Like Ken is saying, it was a simple PO that was sent over, today it’s a contract. On the other hand, you need to see all that as a positive way that once we have a contract that contract stands for many, many years and once those negotiations are done, we don’t need to repeat that work every time that we have a new order from an existing customer.

Ken Hunt—VASCO Data Security International, Inc—Chairman, Founder, CEO

Jan, thank you. That’s a very good point. Very good point. Operator, next question?

Operator

Thank you. Your next question is coming from Ed Ching. Please go ahead.

Ed Ching—Rodman & Renshaw—Analyst

Good morning, guys. If I can ask backlog confirmed purchase orders. How are they looking to you as opposed to last year? Are they stronger or weaker? About the same?

Ken Hunt—VASCO Data Security International, Inc—Chairman, Founder, CEO

They’re absolutely—yeah, Ed. Very intelligent question. That’s—it is absolutely stronger.

Ed Ching—Rodman & Renshaw—Analyst

Okay.

Ken Hunt—VASCO Data Security International, Inc—Chairman, Founder, CEO

Much stronger.

Ed Ching—Rodman & Renshaw—Analyst

So, if it’s stronger than last year and you guys are up 10% in first quarter year-over-year, is 25% to 35% a little bit conservative there on the top line? I mean you did almost 57% last year? 58% revenue growth last year? I mean—

Ken Hunt—VASCO Data Security International, Inc—Chairman, Founder, CEO

We did.

Ed Ching—Rodman & Renshaw—Analyst

—are you guys being ultra conservative here?

Ken Hunt—VASCO Data Security International, Inc—Chairman, Founder, CEO

Well, we—as you may recall, we always try to under promise and over deliver. We’re not always successful I guess, in that credo, but that’s what we try to do. History has shown that in the past if we’ve seen a year that is stronger than we originally predicted, we come out and adjust the guidance. We’ve done that three years ago, we did it last year. For now, what we see, we are confident in maintaining the current guidance.

Cliff Bown—VASCO Data Security International, Inc—EVP, CFO

Yeah, Ed. I think there’s a couple things to consider in this. One, our base of revenue has grown substantially, so it is much tougher to achieve the same percentage growth in ‘08 as ‘07. Second, as we’ve commented many times before, VASCO is still a relatively small company and some of these very large orders can have a significant impact on the results of a period. And has Ken has often explained on his road shows, the cycle for the shipment of goods in a bank is generally over a four year period for the rollout. So we hit periods where we have big rollouts followed by periods of smaller rollouts. And it’s not uncommon when you look at our history over the last five years to have a year of 50% growth followed by a year of 30% to 40% growth. Or a year of 80% followed by a year of 40%. So at this stage, I wouldn’t characterize the guidance as ultra conservative or otherwise. It is out current best estimate of what we think we can do. It is a range of 25% to 35% to allow for some of the upsides that we see, but it’s really our best estimate at this time and I would not encourage any analyst to make projections that go well beyond that.

Ed Ching—Rodman & Renshaw—Analyst

Okay. And the GMs—you mentioned the (inaudible) of GMs—gross margins were up. What percentage of those effects was related? Like how much did the software—the increase in the software sales account for the increase there in the gross margins?

Cliff Bown—VASCO Data Security International, Inc—EVP, CFO

Well, and that becomes a mathematical computation Ed, and it’s a question of whether you consider the impacts of currency first or you take the impacts of currency out. So, I can’t really quantify for you those individual components. What I can say is the non-hardware revenue has margins that are better than the enterprise security margins. But they’re commingled. What you see is in the enterprise security we have non-hardware, in the banking we also have non-hardware, so it’s affecting those comparisons as well. So it’s one of those variance analysis that the answer depends upon which items you strip out first.

Ed Ching—Rodman & Renshaw—Analyst

Okay. And head count 52, what were the net adds and were—where were the adds this quarter?

Cliff Bown—VASCO Data Security International, Inc—EVP, CFO

The overall adds will be about eight people, I believe, from 240 to 248 sequentially. Many of those adds were in sales and marketing. If you compare to the same time a year ago—Q1 ‘07—there were substantial adds in both sales and marketing and adds in F&A. The finance administration or G&A adds were largely related to establishing the new headquarters operations in Switzerland and they deal with increasing the staff focused on human resources, information systems, and legal. All core activities that we’ll need to support our expected future growth.

Ed Ching—Rodman & Renshaw—Analyst

Okay. And I’m going to go over by one question, but can you give us some more color on this Japanese bank retail distribution? It sounds pretty promising and where do you see that market opportunity being?

Ken Hunt—VASCO Data Security International, Inc—Chairman, Founder, CEO

Jan, would you address that question?

Jan Valcke—VASCO Data Security International, Inc—President, COO

Sure. Japan is of course an extremely mature market. It probably, together with U.S. and Sweden, the highest mature market as it comes to Internet mobile telephones and so on. They in that market—that’s very consequent or strategy—we have three out of the five top banks in Japan as our customer. As a consequence — and that’s also been more typically for Japanese market—we opened a—an office hired a local people—Japanese people to insure the maintenance and of course the continuation of our [prospection] in the banking. At the same time, we hire people that are going—again consequence to our strategy to the enterprise security market. So, Japan is I believe 200 million people, even plus 200 million people I believe, so it’s a very attractive market for us and we are ready to tackle that market.

Ed Ching—Rodman & Renshaw—Analyst

Thanks, guys.

Ken Hunt—VASCO Data Security International, Inc—Chairman, Founder, CEO

Thank you, Ed.

Operator

Thank you. Your next question is coming from Sean Jackson. Please go ahead.

Sean Jackson—Avondale Partners—Analyst

Yeah, good morning, guys.

Ken Hunt—VASCO Data Security International, Inc—Chairman, Founder, CEO

Hi, Sean.

Sean Jackson—Avondale Partners—Analyst

Hey, I hate to beat a dead horse here, but the approval process seems to be critical and the change in that, and it sounds like simply that the banks are requiring an additional step here regarding negotiations. Why do you think that is amongst the banks? Are they seeing a degradation in their own finances and they’re just being more careful? And why are they seeing it and is there a chance that that extra step will gradually go away as the banks’ finances get better?

Ken Hunt—VASCO Data Security International, Inc—Chairman, Founder, CEO

Jan? Will you take a shot at that?

Jan Valcke—VASCO Data Security International, Inc—President, COO

Yes. I think it has nothing to do as such with the banking finance, it has more to do with compliance rules that (inaudible) in the U.S. Everywhere in the world they have now those compliance rules where the purchasing department and the legal departments are taking—are much more active, taking more power in a—in such a process. That’s the first thing.

The second thing is we may not forget that in the past, just as an example we were dealing with $100,000 orders, today we are dealing with $1 million orders and that we have reached that level where legal and purchasing is I should say more active than—with more orders. I think it’s nothing to do with the finance situation or this crisis. I think it has everything to do with one, larger orders, secondly, more compliance. Again, we may not forget that the negotiations with those banks—we only need to do it once. Those contracts stay for many, many years, and it’s the concept that is foreseen in the contracts make us sure that we could then do business as usual with those banks in the future.

Sean Jackson—Avondale Partners—Analyst

All right. Thanks. That was helpful. And with the first quarter numbers, were there any larger deals that you did expect to get approved in the first quarter that are slipping?

Ken Hunt—VASCO Data Security International, Inc—Chairman, Founder, CEO

Jan?

Jan Valcke—VASCO Data Security International, Inc—President, COO

Well, again you need to see that we (inaudible) operations and let’s say on the other side in the banks, the business people, we want of course that all those contract negotiation (inaudible) goes faster. It is just I think again, the nature of this contract negotiation business that makes that it takes longer to get—to finalize that contracts.

Ken Hunt—VASCO Data Security International, Inc—Chairman, Founder, CEO

Sean, there was really no specific contract or deal or transaction that we would comment that impacted the first quarter.

Sean Jackson—Avondale Partners—Analyst

Okay. Thanks. And just lastly, the 23% tax rate, is that something that you expect for the rest of the year?

Cliff Bown—VASCO Data Security International, Inc—EVP, CFO

The answer is obviously yes. Under U.S. GAAP, we have to do our best estimate of the full year and use that rate in each of the quarters. So we’ll continue to monitor where our taxable income is, what the tax rates are in each of those jurisdictions and that U.S. accounting principles will require us to update that each quarter.

As you know, at the end of last year, we had a bump in the tax rate from 28%, which we had used for the first three quarters to 33% or so and that was reflective of the fact that at the end of the year we had those deals that slipped. Those were in low tax jurisdictions and therefore our overall effective rate went up. So, when we look at the 23% rate today, is there volatility on both sides where it could be higher, could be lower? The answer is absolutely yes. But right now, that’s our best estimate of where we’ll end up for the full year.

Sean Jackson—Avondale Partners—Analyst

All right. Thank you. That’s all I have.

Ken Hunt—VASCO Data Security International, Inc—Chairman, Founder, CEO

Thank you, Sean.

Operator

Thank you. Your next question is coming from Scott Zeller. Please go ahead.

Scott Zeller—Needham & Co., LLC—Analyst

Hello. Can you give us an update on the Azlan-Tech Data business in EMEA?

Ken Hunt—VASCO Data Security International, Inc—Chairman, Founder, CEO

Sure. Jan, would you like to comment on Azlan-Tech Data?

Jan Valcke—VASCO Data Security International, Inc—President, COO

Yeah. As you know, [tape data/Azlan] is the largest or at least one of the largest distributors in the world. We have a contract for them in—a general contract for Europe, and now we are working with all local tech data Azlan dealers to train them, to motivate them, to work with the VASCO products. It’s an ongoing process.

Scott Zeller—Needham & Co., LLC—Analyst

Could you tell us if there are going to be any material revenue contributions in the next quarter or two?

Jan Valcke—VASCO Data Security International, Inc—President, COO

I think I cannot comment on that.

Cliff Bown—VASCO Data Security International, Inc—EVP, CFO

Yeah. Jan, I can just say that they were a contributor in the first quarter and their volume did pick up as we expected it would once their group was trained. What the overall long-term volume will be is hard to tell, but we did notice a positive contribution from Azlan-Tech Data in Q1.

Scott Zeller—Needham & Co., LLC—Analyst

Okay. And then on the head count, I know there have been several questions before me, maybe I missed this. But could you give us a sense for the June quarter, if you’ll roughly be adding the same number of people? I guess you went from 222 to 248 quarter-to-quarter just now. Could you tell us if it’ll be same step up for June?

Ken Hunt—VASCO Data Security International, Inc—Chairman, Founder, CEO

We do expect to continue our aggressive hiring plan. Whether it’ll be the same total number of hires or net number, obviously will depend upon how fortunate we are in finding the people with the right qualifications. But our hiring plan continues to be aggressive in each quarter for the remainder of 2008.

Scott Zeller—Needham & Co., LLC—Analyst

Okay. I guess—should we just assume that’ll be somewhere in the 25 head range, net add?

Ken Hunt—VASCO Data Security International, Inc—Chairman, Founder, CEO

Well, you can make which ever assumption that you like. We had targeted I think 100 positions when we communicated in February. We haven’t had any substantial change in that outlook.

Scott Zeller—Needham & Co., LLC—Analyst

Okay. Thank you.

Jan Valcke—VASCO Data Security International, Inc—President, COO

Maybe I can add something on that that you should know that there is a difference certainly in Europe between the date that you sign a contract with a new employee and the effective date of starting from a (inaudible) in the company.

Operator

Thank you. Your next question is coming from Brian Freed. Please go ahead.

Brian Freed—Morgan Keegan—Analyst

Hey guys. Thanks for taking my call. As you look at these—the firm commitments you have in your backlog, how firm are they? Is there any consequence to these customers if they back away, other than that they lack the infrastructure that you’d be providing?

Ken Hunt—VASCO Data Security International, Inc—Chairman, Founder, CEO

Well, the purchase orders typically are from the banks, not the reseller channel, and a great majority of our business comes from banks. One of the advantages that VASCO has is that we help the bank brand their online services by manufacturing these different devices in the color of the bank—the corporate color of the bank, with their logo. So when they sign a purchase order and send it to us, it’s serious business. So they are not cancelable.

In some cases, if the bank asks us to accelerate an order, we do so. We did that in the fourth quarter of 2005. We added $2 million in revenue—unexpected revenue in the first (corrected by the company after the call) quarter of [2005]. In some cases, a bank might say look, we have too much inventory on site right now, we haven’t distributed all the ones you’ve manufactured for us. Can we delay our next shipment by a month or two months or whatever? And we will try to comply with that. But as far as the purchase orders are concerned, they’re firm.

Brian Freed—Morgan Keegan—Analyst

Okay as you look at historic trends, last year when you were giving backlog numbers, your revenue tended to be a multiple of that—slightly above that backlog. Was that the effective banks rolling out say more tokens than they’d initially planned, so purchasing over and above the firm commitment? And have you seen a shift to banks just honoring the level of the commitment but not going over it? I guess what I’m looking for is there a shift in the purchasing pattern relative to those firm commitments that’s notable and measurable as of yet?

Cliff Bown—VASCO Data Security International, Inc—EVP, CFO

Brian, I’d make two comments. One, when you look historically at the difference between the actual results we’ve reported and the firm backlog that we announced earlier in the quarter, there is some incremental banking business in that, but in fact there’s a lot of enterprise security business in that. The enterprise security business is much more of a turns business where we get an order one day and we ship it within the next 24 or 48 hours to that customer. So we don’t have a lot of visibility into the channel as to what the resellers are ordering or planning to order for that enterprise security business.

So, when you look at that spread historically, a lot of it has been enterprise security. Within the banking business, given the order process, we do have a number of banks today that since it takes them longer to get through their internal process, they’re very anxious to get product once they’ve signed the contract. And there, that’s a function of production planning and whether or not we can turn that around in the time frame that they really want for those initial orders. Once the contract is signed, we can schedule the production, but whether or not it will hit current quarter or be in a subsequent quarter depends on the specifics of each case.

Brian Freed—Morgan Keegan—Analyst

Okay. And lastly, do you guys have any intention to be—resume providing any sort of backlog number as time goes on and you get more color into how the close rates relative to those commitments are going to look?

Ken Hunt—VASCO Data Security International, Inc—Chairman, Founder, CEO

We have no plans to change the nature of our guidance going forward. No.

Brian Freed—Morgan Keegan—Analyst

All right. Thank you, guys.

Ken Hunt—VASCO Data Security International, Inc—Chairman, Founder, CEO

You’re welcome. Thank you, Brian.

Operator

Thank you. Your next question is coming from Andrew Holm. Please go ahead.

Andrew Holm—Dougherty & Company—Analyst

Yes. Good morning, guys. I just wanted to follow up on that backlog question. At the end of ‘07, you guys had roughly $40 million in backlog. Can you give us any indication if it’s up or down after the first quarter?

Cliff Bown—VASCO Data Security International, Inc—EVP, CFO

Actually no, Andrew. Because the—as we announced at the end of—or in the full year conference call in February, we announced that we were moving away from that backlog number because we think point in time measurements weren’t that meaningful. We did put the number in the 10-K because it is a requirement of the Securities and Exchange Commission to disclose that, but we disclosed it with the caveats that since it is a point in time measurement we can receive a large order the next day that would completely change the color of that order.

Andrew Holm—Dougherty & Company—Analyst

Right.

Ken Hunt—VASCO Data Security International, Inc—Chairman, Founder, CEO

So, I think that the key issue for the management team is actually having orders in hand, but it’s also that that pipeline of deals and then what we need to do to get that next deal closed. So, we don’t plan to update that number other than as required under the SEC rules on an annual basis.

Andrew Holm—Dougherty & Company—Analyst

Thanks, guys.

Operator

Thank you. Your next question is coming from Andrew Abrams. Please go ahead.

Andrew Abrams—Avian Securities—Analyst

Hi. I wonder if you could give a little more detail on the negotiations that you’re talking about with the banks? Is this going to change your pricing model since you’re now looking out further than you probably normally would have on the smaller orders? And are you going to be renegotiating price on a fairly regular basis as time goes through the order? Is price locked in for a two or three year period or is that only going to change because the device order changes, meaning they’ve decided to change the particular device that they’re working on. Can you give a little color on that?

Ken Hunt—VASCO Data Security International, Inc—Chairman, Founder, CEO

Yeah. I’ll take another shot at it. What Jan was saying before was that in the past, when we just accepted purchase orders, it gave rise to more constant negotiations and pricing. With a firm terms and conditions agreement or contract in place, he anticipates little to none of that, because the terms are — terms and conditions are in place, the pricing is in place, and the banks simply order via a purchase order and refer to the contract dated X date. So I would say that there’d be less of the negotiation of pricing on an ongoing basis. Jan, you might want to also comment.

Jan Valcke—VASCO Data Security International, Inc—President, COO

Yes. This is also the advantage that the banks are more and more negotiating global contracts. Like in the past, a deal could come from that bank from one country, the same bank but from another country, with the different — all the time negotiations on pricing. Today it’s more a global contract and again once the concept is done, then the day-to-day business starts again as usual.

Andrew Abrams—Avian Securities—Analyst

Okay. And what kind of feedback are you getting from your banking customers — actually and your enterprise customers, but more from the banking side — just in terms of their attitude for spending in general? I mean I know the theory that other people have proposed that when things slow down in the credit side, the retail side gets more dollars spent and therefore your business could increase. Do you get those kind of comments from banks or are they just saying look, we’re just in negotiations, we’re not going to talk about this at all? What kind of color do you get from them?

Ken Hunt—VASCO Data Security International, Inc—Chairman, Founder, CEO

Well, historically — let’s talk about history. We have always driven our business, or are driven — our business has been driven by managers, heads of corporate banking, or heads of retail banking that are running a profit center, deciding to do online Internet banking because they’re trying to reduce their costs and thereby increase their profits in their profit center. So, our success moreover has never really been driven by rules or regulations or edicts. It’s been more of a business decision by the heads of corporate and the heads of retail banking to do online banking, electronic banking, and move away from paper and personnel-based services. So that’s what’s driven our business historically. I don’t think that has changed recently and I don’t think it’s going to change going forward. Jan, why don’t you add something to that?

Jan Valcke—VASCO Data Security International, Inc—President, COO

Well, I think you’re right, Ken. It’s — we’re doing the same way — the business — like we did in the past. There has been no change in attitude.

Andrew Abrams—Avian Securities—Analyst

So, but when you’re dealing with a global contract, I guess you’re dealing with a different set of managers rather than kind of more regional type of managers or more lower level managers, you’re now dealing with somebody who said this is where the dollars are going to the bank. That’s kind of more where I’m going. Are you seeing a change in attitude or is it just we’re spending money where we know we can make a profit or where we know we can —?

Ken Hunt—VASCO Data Security International, Inc—Chairman, Founder, CEO

I’d say it’s a country-by-country decision. Jan mentioned that we’re doing more and more global contracts with banks. That sets the terms and conditions in pricing, almost like an umbrella, under which Brazil, as an example, or Japan, or pick whatever country, where there’s a local wholly owned subsidiary of a global bank. They’re making those decisions independently.

Andrew Abrams—Avian Securities—Analyst

Got you. Thank you very much. Appreciate it.

Ken Hunt—VASCO Data Security International, Inc—Chairman, Founder, CEO

You’re welcome. Operator, we have time for one more question.

Operator

Thank you. Our last question is coming from Katherine Egbert. Please go ahead.

Katherine Egbert—Jefferies and Company, Inc—Analyst

Hi. Good morning.

Ken Hunt—VASCO Data Security International, Inc—Chairman, Founder, CEO

Hi.

Katherine Egbert—Jefferies and Company, Inc—Analyst

Hi. Just a couple of quick questions. First, have you noticed historically that your business has any way been tied to employment at the banks that you sell to?

Ken Hunt—VASCO Data Security International, Inc—Chairman, Founder, CEO

Is it tied to employment? You mean reduced employment?

Katherine Egbert—Jefferies and Company, Inc—Analyst

Or increased, yeah. Have you noticed any cycles in the past?

Ken Hunt—VASCO Data Security International, Inc—Chairman, Founder, CEO

I don’t personally have any experience or I haven’t noticed that. Jan, have you?

Jan Valcke—VASCO Data Security International, Inc—President, COO

The question is that the bank, if they do electronic banking, reducing its employees?

Katherine Egbert—Jefferies and Company, Inc—Analyst

Right.

Jan Valcke—VASCO Data Security International, Inc—President, COO

Is that the question?

Katherine Egbert—Jefferies and Company, Inc—Analyst

Yes.

Jan Valcke—VASCO Data Security International, Inc—President, COO

The question — the answer is no with a but. The but is that employees are moving — or getting more and more targets and moving from the paper-based world that they did in the past to — and they needed to go more on the road. They’re changing their job descriptions basically. Reducing employees, it’s tough in a bank with the unions.

Katherine Egbert—Jefferies and Company, Inc—Analyst

Okay. Thanks, Jan. And last question, does it make sense at this — at these levels to consider maybe buying back some stock? Do you have a program in place to do that?

Ken Hunt—VASCO Data Security International, Inc—Chairman, Founder, CEO

That, along with a number of other things, the Board of Directors continues to consider. It’s our judgment — has been our judgment in the past, and it’s still our judgment that we want to keep our capital — keep our cash for growing the business and for acquiring other small technology tuck-in companies that historically we’ve always bought for cash. We don’t feel like we have enough cash that we could actually have a program that would have that much impact, to be honest with you, but the main reason is that we want to keep our cash for operations and keep our cash for these technology acquisitions.

Katherine Egbert—Jefferies and Company, Inc—Analyst

Okay. Thanks a lot, Ken.

Ken Hunt —VASCO Data Security International, Inc—Chairman, Founder, CEO

All right. Thank you, Katherine. Ladies and gentlemen, at this time we’ll say goodbye. I appreciate your attention and your attendance and your great questions today. And I also at this time want to thank VASCO’s people around the globe for their hard work, their diligence, their loyalty. Have a good afternoon and evening, everybody.

Operator

Thank you. This does conclude today’s VASCO Data Security International First Quarter Conference Call. You may now disconnect.